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                                                                      EXHIBIT 11

              COMPUTATION OF PRO FORMA NET (LOSS) INCOME PER SHARE

                             RF MICRO DEVICES, INC.
               (in thousands, except share and per share amounts)


                                              Nine Month Period Ended December 31,
                                              ------------------------------------     Year Ended March 31,
                                                  1995                   1996*                 1996
                                              ------------           ------------          ------------
Weighted average number of
  common shares issued and
  outstanding                                      585,000              2,602,918               585,000

Dilutive common stock
  equivalents:
  Stock options and warrants                          --                  680,452                  --
  Preferred stock                                     --                7,749,239                  --

  Less shares assumed
    repurchased with proceeds                         --                  (86,773)                 --
                                              ------------           ------------          ------------

                                                   585,000             10,945,836               585,000

Restricted common stock,
  preferred stock, stock options
  and warrants assumed to be
  outstanding for the period in
  accordance with SAB 83                         5,013,198              2,276,819             5,013,198

Less shares assumed
  repurchased with proceeds                     (1,023,157)              (954,448)           (1,023,157)
                                              ------------           ------------          ------------

Weighted average number of
  shares used to compute
  historical (loss) income per
  share in accordance with APB
  No. 15 and SAB 83                              4,575,041             12,268,207             4,575,041

Additional adjustments to the
  weighted average number of
  shares used to compute
  proforma per share calculations:

Long-term note payable, which
  will be converted to common
  stock upon the closing of the
  initial public offering, is assumed
  to convert at the beginning of
  the period                                     1,111,111              1,111,111             1,111,111

All series of preferred stock,
  which will be converted to
  common stock upon the closing
  of the initial public offering, is
  assumed to be converted at the
  beginning of the period                        5,578,540                   --               6,480,088
                                              ------------           ------------          ------------

Weighted average shares used
  in proforma per share
  calculation                                   11,264,692             13,379,318            12,166,240
                                              ============           ============          ============

Net (loss) income used in per
  share calculations                          $     (3,031)          $        940**        $     (5,188)

Proforma (loss) income per
  share                                       $      (0.27)          $       0.07          $      (0.43)

Net (loss) income per share                   $      (0.66)          $       0.06          $      (1.13)



 * Because the nine month period ended December 31, 1996, was a period of net income rather than net loss, the calculation of weighted average shares outstanding for this period takes into consideration common stock equivalents in accordance with ABP 15.

** Adjusted to exclude $152,000 of interest expense (net of taxes) included in the net income reported on the Company's statement of operations related to the long-term note payable assumed converted to common stock at closing of the initial public offering.


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